Exhibit 99.1

BURGERFI INTERNATIONAL INC. ANNOUNCES CHRIS JONES AS CFO

Continues to build leadership team, focuses on next stage of growth

FORT LAUDERDALE, FL – BurgerFi International Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of leading fast-casual brand BurgerFi and the casual dining pizza brand Anthony’s Coal Fired Pizza & Wings, is announcing a change in senior leadership as Christopher Jones will be joining as Chief Financial Officer on July 10, 2023. Mr. Jones is replacing the current Chief Financial Officer Mike Rabinovitch, who is transitioning to Lionheart Capital as a Senior Advisor. Lionheart Capital along with its founder and the Company’s Executive Chairman Ophir Sternberg, is the Company’s largest shareholder. Mr. Rabinovitch will remain in his role as company Chief Financial Officer until July 10th, 2023 and is then expected to remain with the Company and assist in the transition with Mr. Jones until July 31, 2023 or earlier if agreed to between the Company and Mr. Rabinovitch.

“Mike has been an instrumental part of BurgerFi’s story. We have benefitted from his unwavering commitment and leadership these past few years and we are grateful for the strong foundation he leaves behind, ”said Ophir Sternberg, Executive Chairman of BurgerFi International Inc. and Founder & CEO of Lionheart Capital. “I want to thank him for his partnership and willingness to support a seamless transition with Chris before becoming a Senior Advisor with Lionheart Capital.” Chris Jones currently serves as Chief Financial Officer of Odyssey Marine Exploration (Nasdaq: OMEX) in Tampa, Florida. As Chief Financial Officer, Mr. Jones helps lead the transformation of OMEX from a deep-water wreck exploration and recovery company to a critical mineral exploration company. In addition, he has restructured OMEX’s capital, developed and implemented new rigorous controls and protocols within the financing and accounting team, including the implementation of a new ERP system and SEC reporting structure, and represented the company at various investment conferences, investor meetings, and sell-side research queries.

Prior to OMEX, Jones served as Vice President of Corporate Finance and Development for Mohegan (f/k/a Mohegan Gaming & Entertainment). The New York-based company is the premier tribal gaming & resort operator with five developments in the United States, two in Canada, and one in South Korea. In this role, Jones spearheaded Mohegan’s corporate finance, investor relations, and international financial development.

Mr. Jones also cultivated his knowledge in finance on Wall Street, where he gained extensive experience working with publicly traded companies. For more than 17 years, he specialized in equity research and served as an analyst for various organizations including The Buckingham Group, Jefferies Asset Management, Lehman Brothers, Oppenheimer & Co. Inc., Telsey Advisory Group, and Union Gaming Securities. He also served as Assistant Vice President for Merrill Lynch from 2002-2004. Early in his career, Jones served in operations when he was Manager of Store Operations for Saks Fifth Avenue.

Jones holds a Bachelor of Science from Boston University - School of Management, where he majored in both Accounting and Finance.

“Chris has earned extensive equity analyst experience for both investors and companies from his years of working on Wall Street. This sensitivity to shareholder needs balanced with his corporate finance experience will be particularly valuable as we work toward our next phase of growth in capital markets and other future endeavors,” said Ophir Sternberg.

“I am excited to join BurgerFi as we look to explore all potential solutions to drive stakeholder returns including a sharp focus on improved productivity and returns from existing company and franchise locations, while also considering potential accretive acquisitions,” Mr. Jones said. “Working side by side with the new CEO and board of directors, I look forward to reinvigorating our stakeholder communications with investors as well as franchisees.”

For more information about BurgerFi, visit www.BurgerFi.com. To learn more about Anthony’s, visit www.acfp.com.

About BurgerFi International (Nasdaq: BFI, BFIIW)

BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Fresh, Hand-Cut Sides, and Frozen Custard Shakes and Concretes. BurgerFi was named “The Very Best Burger” at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival, “Best Fast Casual Restaurant” in USA Today’s 10 Best 2022 Readers’ Choice Awards for the second consecutive year, QSR Magazine’s Breakout Brand of 2020 and Fast Casual’s 2021 #1 Brand of the Year. Consumer Report’s Chain Reaction Report awarded BurgerFi an “A-Grade Angus Beef” rating in 2018. In 2021, Consumer Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC.

About Anthony’s Coal Fired Pizza & Wings

Anthony’s Coal Fired Pizza & Wings was acquired by BurgerFi International Inc. (Nasdaq: BFI, BFIIW), on November 3, 2021 and is a premium pizza and wings brand that operates 60 corporate-owned casual restaurant locations. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today’s Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

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Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi’s estimates of its future business outlook, prospects or financial results, including potential growth, as well as the future employment of Mr. Jones and resignation of Mr. Rabinovitch. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 3, 2023, and those discussed in other documents we file with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:

ICR

Michelle Michalski

IR-BFI@icrinc.com

646-277-1224

Company Contact:

BurgerFi International Inc.

IR@burgerfi.com

Media Relations Contact:

Ink Link Marketing

Kim Miller

Kmiller@inklinkmarketing.com

305.333.2809